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                                      ROI
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                                  CORPORATION

MEDIA CONTACT:                                               INVESTOR RELATIONS:
Mandy Ownley                                                 Sharon Will
ROI Corporation                                              Saggi Capital Corp.
912-527-4414                                                 518-398-7830

                       ROI ANNOUNCES THIRD QUARTER RESULTS
                    GO Software Achieves Record Sales Quarter

Kennesaw, Georgia--May 9, 2003-- (OTCBB: ROIE) Return On Investment Corporation reported financial results for the third quarter of fiscal 2003.

ROI revenue for the third quarter of fiscal 2003, which ended March 31, 2003, increased 6% to $1,913,669 compared to $1,802,396 for the prior period corresponding  quarter.  For the  third  fiscal  quarter  of 2003,  the net loss attributable to common shareholders and pro forma net loss were $921,292 and $194,565, respectively, compared to a net loss attributable to common shareholders and pro forma net loss of $1,574,156 and $425,844, respectively, for the prior period corresponding quarter. For the third fiscal quarter of
2003, pro forma results exclude charges totaling $726,727, comprising depreciation and amortization and interest accretion on warrants. For the third fiscal quarter of 2002, pro forma results exclude charges totaling $1,148,312, comprising depreciation and amortization, interest accretion on warrants and an impairment of assets charge.

ROI President and CEO, Arol Wolford, said, "We are extremely pleased with sales at our GO Software division which achieved a record quarter as sales of GO's Windows-based PCCharge payment processing software continued to exceed our expectations. During the quarter, we reached a new milestone as total installations of our payment processing solutions surpassed 85,000. We have a great team of people committed to delivering superior quality products and services and continually increasing our market share. ROI expects stronger financial performance in this fiscal year than in prior years as we continue to improve our bottom line."


(Unaudited)                       Quarter Ended     Quarter Ended    9 Months Ended    9 Months Ended
                                  -------------     -------------    --------------    --------------
                                  Mar. 31, 2003     Mar. 31, 2002     Mar. 31, 2003     Mar. 31, 2002
                                  -------------     -------------     -------------     -------------
Revenue                            $  1,913,669      $  1,802,396      $  5,792,151      $  6,410,222
Net loss attributable to
   Common Shareholders             $   (921,292)     $ (1,574,156)     $ (2,023,934)     $ (3,424,041)
Per share                          $      (0.08)     $      (0.15)     $      (0.18)     $      (0.32)

Pro forma net loss                 $   (194,565)     $   (425,844)     $   (480,478)     $ (1,548,776)
Per share - pro forma              $      (0.02)     $      (0.04)     $      (0.04)     $      (0.15)


Pro forma net loss is calculated as follows:

(Unaudited)                       Quarter Ended     Quarter Ended    9 Months Ended    9 Months Ended
                                  -------------     -------------    --------------    --------------
                                  Mar. 31, 2003     Mar. 31, 2002     Mar. 31, 2003     Mar. 31, 2002
                                  -------------     -------------     -------------     -------------
Net loss attributable to
    Common Shareholders            $   (921,292)     $ (1,574,156)     $ (2,023,934)     $ (3,424,041)
Depreciation and amortization           643,394           358,124         1,293,457         1,085,077
Interest accretion on warrants           83,333           166,666           249,999           166,666
Impairment of assets                         --           623,522                --           623,522
                                   ------------      ------------      ------------      ------------
Pro forma net loss                 $   (194,565)     $   (425,844)     $   (480,478)     $ (1,548,776)

USE OF NON-GAAP FINANCIAL MEASURES
----------------------------------

This press release discloses certain financial measures, such as the pro forma net loss, that may be considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess our financial operating results, management believes that pro forma presentation is an appropriate measure of evaluating the Company's operating performance, because the presentation of pro forma net loss provides useful information to investors as a measure of operating performance basic to its ongoing operations, which is more comparable from period to period without charges related to write-down of assets. In addition, this measure provides a better understanding of the non-cash items included in the Company's operating results and the Company also uses the pro forma measure to evaluate the internal performance of its business units including as a basis for calculating business unit incentive compensation. However the pro forma presentation should be considered in addition to, and not as a substitute, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures.

ABOUT RETURN ON INVESTMENT CORPORATION (WWW.ROICORPORATION.COM)
--------------------------------------

More than 85,000 businesses use ROI software to process payment transactions on virtually any computer and to connect IBM midrange systems to the rest of the world. GO Software, a subsidiary of ROI, is the number one independent provider of payment processing software that meets the needs of any merchant, regardless of transaction volume, platform, or sales environment.

FORWARD LOOKING STATEMENTS
Statements that include the terms "believes", "intends", or "expects" are intended to reflect "forward looking statements" of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements or paragraphs. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

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